Exhibit 99.1

Ministry Partners Investment Company’s Board of Managers Appoints Darren Thompson as President and Chief Executive Officer Ministry Partners Investment Company, LLC, (MPIC) a faith-based financial services organization headquartered in Brea, California is pleased to announce the appointment of Darren M. Thompson as President and Chief Executive Officer. Mr. Thompson brings extensive experience in financial services. Mr. Thompson joined Ministry Partners in February 2022, most recently serving as the Chief Operating Officer. As COO, he has demonstrated leadership and steadfast dedication to the Company. Thompson has consistently exhibited a relentless pursuit to provide meaningful value to the Company’s clients, strategic partners, and shareholders. His appointment by the Board of Managers is a testament to his strategic vision, operational excellence and unwavering commitment to the organization’s missional purpose of Strengthening Christian Stewardship. Mr. Thompson’s appointment was the logical next step as the handpicked choice of the Board of Managers to succeed long-term CEO Joseph Turner, who helped navigate a methodical and purposeful transition to Mr. Thompson over the last 19 months. Board Chairman Mike Lee shared “We couldn’t be more confident in the decision to appoint Darren as our President and CEO. His extraordinary leadership and dedication have been evident throughout his tenure with the Company, and we’re excited about the path forward. We are also grateful that Mr. Turner mentored his successor throughout the transition to ensure complete continuity in serving our clients.” Ministry Partners Investment Company (MPIC) is a faith-based financial services company owned by 11 Credit Unions. It was formed in 1991 as a subsidiary of AdelFi (formerly Evangelical Christian Credit Union), and was spun off and recapitalized as an independent company in 2006. With over $125 million in assets, MPIC is the largest Credit Union Service Organization (CUSO) in the Country. Ministry Partners is 51.13% owned by AdelFi and Americas Christian Credit Union. Ministry Partners largest shareholder based upon asset size is Navy Federal Credit Union. The collective assets of Ministry Partner’s shareholders are just over $155 billion, with assets under management of $201 billion. MPIC offers investment banking, investment advisory, broker-dealer, real estate brokerage, commercial mortgage and business owner lending services throughout the United States. Darren M. Thompson Darren.thompson@ministrypartners.org (800)753-6742 MINISTRYPARTNERS.ORG